ROUNDY'S, INC. POLICY RELATING TO REDEMPTION OF STOCK
   BY INACTIVE CUSTOMER SHAREHOLDERS AND FORMER EMPLOYEES

                          ARTICLE 1
             Repurchase of Shares by Corporation


     1.01 Agreement to Repurchase. Upon the terms and subject to the conditions set forth in this Policy (including the applicable provisions of Articles 2 and 3, below), the Corporation shall be obligated to repurchase its shares of Class A Common Stock and Class B Common Stock after proper request by the holder thereof, or his or its legal representative, at any time after the occurrence of a Customer/Shareholder Termination with respect to such stock or an Employee/Shareholder Termination with respect to such holder.

     1.02 Repurchase in Increments. The Corporation's obligation to repurchase stock shall accrue, subject to the other terms and conditions of this Policy, in annual 20% increments during the five year period beginning on the Repurchase Request Date with respect to such stock. Beginning on the first anniversary date of the Repurchase Request Date, the Corporation shall become obligated to purchase in accordance herewith 20% of the aggregate number of shares of Class A and Class B Common Stock as to which a proper repurchase request has been received. Such percentage shall be increased to 40% on the second anniversary date of the Repurchase Request Date, 60% on the third anniversary date, 80% on the fourth anniversary date and 100% on the fifth anniversary date of the Repurchase Request Date. Regardless of the foregoing, in the event that a Customer/Shareholder Termination or an Employee/Shareholder Termination occurs as a result of the death of the shareholder and the estate of such shareholder specifically so elects by written notice to the Secretary of the Corporation within 180 days thereafter, the repurchase of not more than the first $50,000 in value of stock shall be accelerated to the date 180 days after receipt by the Secretary of such written election. Each share shall continue to be outstanding for all purposes until actually repurchased.

     1.03 Calculation of Repurchase Price. The repurchase price for each share of stock of the Corporation shall be the Book Value of such share at the date of repurchase.

     1.04 Form of Repurchase Request. A proper repurchase request for purposes hereof shall consist of a written notification to the Secretary of the Corporation specifying the number of shares to be repurchased, the reason for such repurchase request, and the date or dates on which a Customer/Shareholder Termination or Employee/Shareholder
Termination occurred with respect to the stock covered by such repurchase request. Such repurchase request must be made in accordance with the procedures specified in
Section 2.02, below.

     1.05 Acknowledgment By Corporation of Repurchase Request. Subject to the conditions set forth in the Policy (including the applicable provisions of Articles 2 and 3, below), the Secretary shall promptly acknowledge in writing receipt of a repurchase request. Such acknowledgment shall set forth, among other things, the Repurchase Target Dates with respect to the shares covered by the repurchase request and the Book Value of the shares at the Repurchase Request Date, and shall enumerate such documents and instruments as may be reasonably required to be delivered to assure the Secretary that the Corporation will receive unencumbered title to the shares to be repurchased. Neither such acknowledgment nor any other communication made by the Corporation pursuant to this Policy shall be deemed to be an agreement to purchase shares for purposes of this Policy, except subject to all the terms and conditions hereof. After such acknowledgment has been given by the Secretary, a stock repurchase request shall be irrevocable except with the written consent of the Board of Directors.

     1.06 Payment of Repurchase Price. Subject to the terms and conditions of this Policy, the Corporation shall repurchase shares subject to a proper repurchase request by payment of the full purchase price in cash or by check within 10 days after the later of the Repurchase Target Date or the date on which the appropriate stock certificates have been received, in negotiable form, together with any such other documents or instruments as the Secretary shall have requested in its acknowledgment notice given under Section 1.05, all in form reasonably acceptable to the Secretary; provided, however, that in no event shall the Corporation be obligated to repurchase shares within 90 days after the end of its fiscal year. By mutual agreement of the Corporation and the shareholder, such shares may be repurchased at any time prior to the Repurchase Target Date, but only if no other shareholder has been assigned an earlier Repurchase Target Date and such shares have not yet been actually repurchased.

     1.07 Limitation on Corporation's Obligation to Repurchase. The Corporation's obligation to repurchase shares hereunder is subject to (i) all restrictions which may be imposed by applicable law from time to time, and (ii) the limitations (if any) on repurchases of shares contained in any lending or other agreements of the Corporation in force from time to time. In the event the Corporation is precluded during a given period of time from repurchasing shares which are the subject of a repurchase request because of such limitations or if required repurchases are delayed for any other reason (in either case, a "Suspension"), repurchases shall be resumed promptly thereafter in the order of the Repurchase Target Dates which occurred during the period of the Suspension, regardless of the dates the repurchase requests were received and such suspended repurchases shall be made prior to repurchases becoming due on any subsequent Repurchase Target Date. Notwithstanding the foregoing provisions, stock having a repurchase price of not in excess of $50,000 per shareholder may, in the sole discretion of the Corporation, be repurchased on an accelerated basis in cases of demonstrated hardship.

     1.08  Authority Reserved.

          (a)  No provision of this Policy shall be
construed as limiting the Corporation's authority to repurchase outstanding shares of its stock at the discretion of the Board of Directors or the officers on any other terms at any time; provided however, that no such discretionary purchases shall occur if a Repurchase Target Date has passed with respect to shares required to be repurchased under this Policy and such shares have not yet been repurchased.

          (b)  No provision of this Policy shall be
construed as limiting the authority of the Board of Directors to amend, revise or rescind this Policy. This
Policy does not create, and should not be understood as creating, any vested rights or contractual obligations of the Corporation except, and only to the extent, that no amendment, revision or rescission shall reduce the Repurchase Price payable by the Corporation for shares with respect to which the Repurchase Request Date precedes the date of the resolution of the Board of Directors effecting such amendment, revision or rescission.

     1.09 Adjustments. For all purposes hereof, in the event of a stock split or similar capital change (excluding regular stock issuances associated with the Corporation's patronage dividends), equitable adjustment will be made to the number of shares to be repurchased and the repurchase price.


                           ARTICLE 2
       Additional Conditions to Repurchase Obligations


     2.01  Notification to Corporation of Certain
Termination Events. Each shareholder (or his or its legal representative) shall, as soon as possible after the occurrence of a Customer/Shareholder Termination or an Employee/Shareholder Termination (occurring otherwise than as a result of the death or retirement of the employee), give written notice of the same to the Secretary of the Corporation, stating the nature and date of such event. If it shall come to the attention of the Corporation that such an event has occurred and no such notice has been received, the Secretary shall give written notice of the same to the record holder of such shares. Any determination so made in good faith by the Corporation, including any determination as to the date upon which a retail food store became or ceased to be an Active Customer, or upon which a Customer/Shareholder Termination or an Employee/Shareholder
Termination occurred, shall be final and binding on all persons.

     2.02 Timing of Repurchase Requests. Requests by shareholders to have their shares of stock redeemed or repurchased pursuant to this policy will be accepted by the Corporation when made in accordance with the following procedures:

          (a)  When Repurchase Requests May Be Made.
Requests by a shareholder to have its stock repurchased or redeemed will be accepted only if made during one of three
(3) "window" periods each year -- after the first, second and third fiscal quarters of the Corporation, consisting of the last two weeks of May, August and November, respectively. These "window" periods are subject to closure or modification by management or the Board of Directors of the Corporation if, in the best judgment of management or the Board, it would be inappropriate for the Corporation to be engaged in the purchase or sale of its shares at such time. Requests for redemption will be deemed to have been duly made during these periods if they are received in writing at the Corporation's Pewaukee office during the window period or, if received thereafter, if they were postmarked during the window period.

          (b) Authority Of The Board To Suspend Or Deviate From These Requirements. The Board of Directors reserves at all times the authority to alter, suspend or deviate from the requirements of this Section 2.02, in its discretion, to the extent it determines such action to be appropriate.

          (c)  Effective Date.  The provisions of this
Section 2.02 will be effective commencing January 1, 1994.

     2.03  Limitations on Ownership of Class A Common Stock.

          (a)  No person may directly or indirectly
beneficially own shares of Class A Common Stock except a Person who or which directly or indirectly owns an Active Customer or the trustees of a voting trust formed by and for the benefit of such Persons. No Person may directly or indirectly beneficially own more than 100 shares of Class A Common Stock, except that (i) a Person owning and operating (or controlling) more than one Active Customer at different locations may own not more than 100 shares of Class A Common Stock for each such Active Customer, and (ii) the trustees of a voting trust as set forth in the preceding sentence may be the record holders of such number of shares as may be owned in the aggregate by the depositors thereof.

          (b) Any holder of shares of Class A Common Stock shall immediately present his or its certificate(s) representing the same to the Secretary of the Corporation, in negotiable form, upon the occurrence of a Customer/Shareholder Termination with respect to an Active
Customer owned and operated (or controlled) by such shareholder.

In the event such shareholder has theretofore owned more than 100 shares of Class A Common Stock, there shall be presented to the Corporation 100 of such shares for each such Active Customer as to which a Customer/ Shareholder Termination has occurred. Upon receipt of such certificate(s), the Corporation shall issue to and in the name of the record holder thereof a replacement certificate for a like number of shares of Class B Common Stock. In the event any holder shall fail to surrender such certificates to the Corporation within thirty (30) days after the Customer/Shareholder Termination, the Corporation may, at any time thereafter, by written notice to the record holder thereof, deem such shares of Class A Common Stock to have been converted into a like number of shares of Class B Common Stock; and thereafter, such shares of Class A Common Stock shall not be deemed outstanding for any purpose and the certificate(s) therefor shall evidence only the right to receive a certificate representing a like number of shares of Class B Common Stock upon proper presentation to the Corporation in negotiable form. The obligations of a shareholder hereunder to surrender and exchange shares of Class A Common Stock shall be binding upon the legal representatives or successors or such shareholder, any purported transferee, and any nominee or trustee of a voting trust holding shares of Class A Common Stock for the benefit of such shareholder, upon notice from the Corporation or otherwise that a Customer/Shareholder Termination has occurred.

                          ARTICLE 3
                       Effective Date


     3.01 Effective Date. The repurchase provisions set forth in Article 1 of this Policy shall not apply to shares as to which repurchase requests have been filed before January 1, 1991, provided, however, that if the second, third, fourth or fifth anniversary dates of a Repurchase
Request Date occur on or after January 1, 1991, the repurchase provisions set forth in Article 1 shall apply to the 20% increments which would be purchased on such anniversary dates as if this Policy had been in effect on the Repurchase Request Date.

     3.02  Applicability.

          (a)  The repurchase provisions set forth in
Article 1 of this Policy shall not apply:

               (1)  With respect to the shares owned by any
person who directly, indirectly or beneficially owns shares of Class A Common Stock in violation of the limitations on ownership contained in Section 2.02(a), above (the "Ownership Limitation") if the shares of Class A Common Stock are determined by the Corporation to have been held in violation of such Ownership Limitations for a period of ninety (90) days or more.

               (2)  With respect to any shares owned by any
person who is a Claimant, as defined herein.

         (b) In the event that a shareholder who filed a repurchase request on or after January 1, 1991, subsequently becomes subject to the provisions contained in Sections 3.02(a)(1) or (2), the Corporation shall be under no obligation at any time thereafter to repurchase (or continue to repurchase, if the repurchase in increments had already commenced) any shares from such shareholder.


                          ARTICLE 4
                         Definitions


     4.01  Whenever used in this Policy;

         (a) "Active Customer" means a retail food store whose principal source of supply is purchases from the Corporation.

         (b) "Book Value" at any given date means the Book Value of a share of Common Stock (determined according to the annual financial statements prepared by the Corporation, as audited and certified by the Corporation's independent auditors) as of the end of the fiscal year immediately preceding the fiscal year in which such date occurs.

          (c)  "Claimant" means any shareholder of the
Corporation who has asserted and not irrevocably withdrawn such assertion or is otherwise then asserting (in or in anticipation of any litigation or other proceeding) a challenge (1) to the authority of the Corporation or its Board of Directors to adopt any pending Redemption Policy or to have adopted the then current Redemption Policy or any prior Redemption Policy or to amend or revise any of the same or (2) to the enforceability or validity or the Corporation's interpretation or application of any provision of the then current or any prior Redemption Policy.

         (d) "Customer/Shareholder Termination" occurs whenever an Active Customer owned and operated (or controlled) by a shareholder of the Corporation either (A) ceases to be an Active Customer, or (B) ceases to be owned and operated (or controlled) by such shareholder, whether by reason of the death, adjudication of incompetency or com plete retirement from business by reason of age or disability of such shareholder (if an individual), the dissolution or termination of such shareholder (if a Person other than an individual), adjudication in bankruptcy, transfer of the Active Customer or the entity owning or controlling it, or otherwise. In the event the above shall occur with respect to one or more but not all Active Customers owned and operated (or controlled) by a single shareholder of the Corporation, a Customer/Shareholder Termination shall be deemed to have occurred with respect to that fraction of each class of Common Stock owned by such shareholder as is equal to the fraction produced by dividing the number of Active Customers owned and operated (or controlled) by such shareholder after such event(s) by the number of Active Customers so owned and operated (or controlled) immediately before such event(s).

         (e) "Employee/Shareholder Termination" occurs, with respect to a shareholder who is an employee of the Corporation, upon the cessation of such person's employment relationship with the Corporation for any reason.

         (f) "Person" includes any individual, corporation, partnership, joint venture, trust, estate or any other legal entity.

         (g) "Redemption Policy" means any written policy adopted by the Board of Directors of the Corporation pursuant to Section 3.4 of the Articles of Incorporation setting forth terms, conditions or provisions under which the Corporation will (during the term of such policy) repurchase, redeem or otherwise acquire shares of the Corporation's stock from shareholders of the Corporation.

         (h) "Repurchase Request Date" with respect to a share of stock means the date of actual receipt by the Secretary of the Corporation of a written request for repurchase of such share which complies with Section 1.04 of this Policy.

         (i) "Repurchase Target Date" with respect to a share of stock means the date upon which the Corporation is to become obligated to repurchase such share of stock in accordance with Section 1.02 of this Policy. If such date is not a day on which business is generally conducted in the Corporation's main offices, then the "Repurchase Target Date" shall be the next subsequent business day.